Exhibit 99.1

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT, dated as of August 7, 2020 (this “Agreement”) is made and entered into by and among TAT Holdco LLC, a Texas limited liability company (“Transferee”), and the equity holders of TransAtlantic Petroleum Ltd., a Bermuda exempted company (“TAT”) listed on Schedule A hereto (“Transferors”).

RECITALS

WHEREAS, pursuant and subject to the conditions set forth in that certain Agreement and Plan of Merger by and among Transferee, TAT Merger Sub LLC, a Texas limited liability company (“Merger Sub”) and TAT, dated as of August 7, 2020 (the “Merger Agreement”), TAT shall be merged with and into Merger Sub and the holders of all of the issued and outstanding Common Shares, par value $0.10 per share, of TAT (the “Common Shares”) will receive cash consideration in exchange for such Common Shares; and

WHEREAS, in connection with and as a condition to the transactions contemplated by the Merger Agreement (the “Merger”), immediately prior to but contingent upon the consummation of the Merger, Transferors desire to, directly or indirectly through an entity wholly-owned by each Transferor, contribute the shares of 12% Series A Convertible Redeemable Preferred Shares held by them (the “Contributed Shares”) to Transferee in exchange for Series A Membership Interests of Transferee in the amounts set forth after such Transferor’s name on Schedule A (collectively, the “Units”);

WHEREAS, in connection with and as a condition to the Merger, immediately prior to but contingent upon the consummation of the Merger, Transferors desire to, directly or indirectly through an entity wholly-owned by each Transferor, contribute the cash consideration set forth after such Transferor’s name on Schedule A (the “Cash Contribution”) for the payment by Transferee of the consideration payable as part of the Merger and the payment of other costs and expenses which may be payable in connection with the Merger;

WHEREAS, Transferee desires to issue the Units to Transferors in exchange for the Contributed Shares and Cash Contribution; and

WHEREAS, Transferors and Transferee intend the contribution of the Contributed Shares by Transferors in exchange for the issuance of the Units to qualify for nonrecognition of gain under Section 721(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used herein without definition shall have their respective meanings assigned thereto in the Merger Agreement.

ARTICLE II

CONTRIBUTION

2.1 Contribution.

(a) Subject to the terms and conditions of this Agreement and subject to the satisfaction of the conditions to the Merger set forth in the Merger Agreement, each Transferor severally agrees to (i) contribute, convey, grant, transfer and deliver to Transferee, and Transferee agrees to accept and take delivery from each Transferor of, the Contributed Shares set forth on Schedule A, free and clear of any lien, claim or encumbrance of any nature whatsoever, and (ii) contribute to Transferee such Transferor’s portion of the Cash Contribution set forth on Schedule A.

(b) The contribution of the Contributed Shares by each Transferor to Transferee pursuant to the terms of this Agreement shall constitute a contribution transaction under which all the benefits and risks relating to the Contributed Shares shall pass from Transferors to Transferee conclusively and shall not constitute in any way a lending transaction or any other transaction.

2.2 Consideration. Subject to the terms and conditions of this Agreement, in consideration of the contribution of the Contributed Shares and the Cash Contribution to Transferee by each Transferor, Transferee shall issue to such Transferor such number of Units set forth after such Transferor’s name on Schedule A.

2.3 Closing.

(a) Subject to the terms and conditions set forth herein, the closing of the transactions contemplated by this Agreement shall take place immediately prior to, but contingent upon, the Closing under the Merger Agreement (the “Closing Time”), at the offices of Foley & Lardner LLP, 2021 McKinney Avenue, Suite 1600, Dallas, Texas 75201, or at such other place and time as the parties thereto may agree. Closing may also occur via the electronic exchange of signature pages.

(b) On or prior to the Closing Time, each Transferor shall execute or deliver to Transferee all certificates, if any, representing Contributed Shares, duly endorsed to Transferee or with duly endorsed transfer powers in substantially the form attached.

(c) Concurrently with the execution of this Agreement, each of the Transferors shall have executed and delivered a counterpart signature page to the Limited Liability Company Agreement of TAT Holdco LLC, dated August 7, 2020 (the “Operating Agreement”), and the Transaction Agreement, dated August 7, 2020, entered into by and among each Transferor and N. Malone Mitchell III (the “Transaction Agreement”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EACH TRANSFEROR

Each Transferor severally represents and warrants to Transferee that the following statements are, and as of the Closing Time, will be, true and correct with respect to such Transferor. No Transferor makes any representation or warranty in this Article III with respect to any other Transferor.

3.1 Authority and Capacity. Each Transferor possesses all requisite legal right, power, authority and capacity to execute, deliver and perform this Agreement, and each other agreement, instrument and document to be executed and delivered by such Transferor in connection herewith, and consummate the transactions contemplated herein and therein.

3.2 Execution and Delivery; Enforceability. This Agreement has been, and each other document, instrument or agreement to be executed and delivered by such Transferor in connection herewith will upon such delivery be, duly executed and delivered by such Transferor, and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Transferor, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity.

3.3 Investment Intent. Transferor acknowledges that the Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). Transferor is an “accredited investor” as defined in Regulation D promulgated under the Securities Act and possesses such knowledge and experience in financial and business matters that it or he is capable of evaluating the merits and risks of such Transferor’s investments hereunder and has the net worth to undertake such risks. Transferor is in a financial position to hold the Units for an indefinite period of time and is able to bear the economic risk and withstand a complete loss of such Transferor’s investment therein. Transferor recognizes that such Transferor’s investment involves a high degree of risk, including, but not limited to, the risk of economic losses from operations of Transferee and its subsidiaries. Transferor is acquiring the Units for Transferor’s own account, for investment purposes only and not with a view to the distribution thereof. Transferor has been given access to full and complete information regarding Transferee and its subsidiaries, has had the opportunity to meet with representatives of Transferee and its subsidiaries to ask questions of, and receive answers from such representatives concerning Transferee and its subsidiaries, and has utilized such access to such Transferor’s satisfaction for the purpose of obtaining the information such Transferor believes is relevant to making such Transferor’s decision to acquire the Units. Transferor agrees that the Units will not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except in compliance with the Securities Act. Transferor acknowledges that the Units are being issued pursuant to exemptions from the registration requirements of the United States and the state of such Transferor’s residence, that no securities commission or regulatory authority has approved, passed upon, or endorsed the merits of this offering, nor is it intended that any such agency will do so. Transferor is a resident and domiciliary (not a temporary or transient resident) of the jurisdiction listed after such Transferor’s name on Schedule A, has no present intention to become a resident of any other jurisdiction, and all communications, written or oral, concerning the Units have been directed to Transferor in and received by such Transferor in such jurisdiction.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TRANSFEREE

4.1 Organization, Good Standing, Authority. Transferee is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite limited liability company power and authority to carry on its business as presently conducted and as proposed to be conducted and to execute, deliver and perform this Agreement, and each other agreement, instrument and document to be executed and delivered by Transferee, and consummate the transactions contemplated herein and therein.

4.2 Authorization. All limited liability company action required to be taken by the board of managers of Transferee and the members of Transferee in order to authorize Transferee to enter into this Agreement and each other document, instrument or agreement to be executed and delivered by Transferee in connection herewith, to perform its obligations herein or therein, and to issue the Units at the Closing Time, has been taken or will be taken prior to the Closing Time. All action on the part of the officers of Transferee necessary for the execution and delivery of this Agreement and each other document, instrument or agreement to be executed and delivered by Transferee in connection herewith, the performance of all obligations of Transferee under this Agreement and each other document, instrument or agreement to be executed and delivered by Transferee in connection herewith, to be performed as of the Closing Time, and the issuance and delivery of the Units, has been taken or will be taken prior to the Closing Time.

4.3 Enforceability. This Agreement has been, and each other document, instrument or agreement to be executed and delivered by Transferee in connection herewith will upon such delivery be, duly executed and delivered by Transferee, and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Transferee, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity.

4.4 Capitalization. The authorized and issued capital of Transferee consists, immediately after the Closing Time, of 100,000 Series A Membership Interests and constitutes all Units issued to the Transferors pursuant to this Agreement. Assuming payment of the consideration set forth herein, all of the outstanding units of Transferee will be duly authorized, fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

4.5 Valid Issuance of Units. The Units, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Operating Agreement and the Transaction Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Transferor.

ARTICLE V

COVENANTS AND AGREEMENTS

5.1 Further Assurances. From and after the date of this Agreement, each Transferor shall execute any and all further documents, agreements and instruments and take all further actions that may be required under applicable law or that Transferee may reasonably request in order to effectuate the transactions contemplated by this Agreement including, without limitation, perfecting Transferee’s ownership of the Contributed Shares.

5.2 Transfer Restrictions. The parties hereto agree that the transfer of Units shall be governed by the terms and provisions of the Operating Agreement and the Transaction Agreement. The parties acknowledge and agree that a Transferor may, prior to the closing of the transactions contemplated by this Agreement, transfer Contributed Shares pursuant to a Permitted Transfer (as defined in the Operating Agreement) so long as the recipient of such Contributed Shares signs a joinder to this Agreement agreeing to be bound by its terms and the terms of the Operating Agreement.

5.3 Contribution Under Section 721. The parties hereto hereby agree that the contribution of the Contributed Shares by Transferors to Transferee in exchange for the Units shall be treated by the parties hereto for all purposes as a contribution to the capital of Transferee qualifying for nonrecognition of gain under Section 721(a) of the Code, and no party hereto shall take any position on a tax return or in any administrative or judicial proceedings inconsistent with such treatment.

ARTICLE VI

MISCELLANEOUS

6.1 Termination. This Agreement shall terminate and be of no further force and effect upon the termination of the Merger Agreement.

6.2 Notices. All notices, requests and other communications required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private air courier, or by United States mail. Notices delivered (i) by mail and facsimile shall be deemed given upon receipt and (ii) by hand shall be deemed given upon delivery. All notices shall be addressed as follows:

If to Transferee:

TAT Holdco LLC

16803 Dallas Parkway

Addison, Texas 75001

Attn: Michael S. Haynes

Facsimile: (972) 590-9931

Email: Michael.Haynes@riatacg.com

With a copy (which shall not constitute notice) to:

Foley & Lardner LLP

2021 McKinney Avenue, Suite 1600

Dallas, TX 75201

Attn: Robert Sarfatis

Facsimile: (214) 999-4667

Email: rsarfatis@foley.com

If to a Transferor, to such Transferor’s address set forth on Schedule A annexed hereto; and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 6.2.

6.3 Entire Agreement. This Agreement, the Merger Agreement, the Operating Agreement and the Transaction Agreement, and the instruments to be delivered by the parties hereto pursuant to the provisions hereof and thereof constitute the entire agreement between the parties hereto relating to the subject matter herein and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Any amendments, or alternative or supplementary provisions, to this Agreement, must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto.

6.4 Non-Waiver. The failure in any one or more instances of a party hereto to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

6.5 Counterparts. This Agreement may be executed in multiple counterparts and by facsimile or by electronic mail with scan or attachment signature, each of which shall be deemed to be an original of any party hereto executing the same, and all such counterparts shall constitute but one instrument.

6.6 Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the Laws of the State of Delaware applicable to contracts made in that state.

6.7 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

6.8 Assignability. Neither this Agreement nor any right, interest or obligation hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto except (a) for assignments and transfers by operation of law, (b) Transferee may assign any or all of its rights, interests or obligations hereunder to an Affiliate or to any successor to all or substantially all of the assets and business of Transferee and (c) Transferee may assign any or all of its rights hereunder as collateral security for any lender.

[Remainder of Page Intentionally Blank – Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has caused this Rollover Contribution Agreement to be duly and validly executed as of the date first set forth above.

TRANSFEREE:

TAT HOLDCO LLC

By:	/s/ N. Malone Mitchell 3rd

Name:	N. Malone Mitchell 3rd

Title:	Manager

[Signature Page to Rollover Contribution Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Rollover Contribution Agreement to be duly and validly executed as of the date first set forth above.

TRANSFERORS:

DALEA PARTNERS, LP

By:	Dalea Management, LLC,
its general partner

By:	/s/ N. Malone Mitchell 3rd
Name:	N. Malone Mitchell 3rd
Title:	Manager

LONGFELLOW ENERGY, LP

By:	Deut 8, LLC,
its general partner

By:	/s/ N. Malone Mitchell 3rd
Name:	N. Malone Mitchell 3rd
Title:	Manager

ALEXANDRIA NICOLE MITCHELL TRUST #2005

By:	/s/ Barbara A. Pope
Name:	Barbara A. Pope
Title:	Trustee

ELIZABETH LEE MITCHELL TRUST #2005

By:	/s/ Barbara A. Pope
Name:	Barbara A. Pope
Title:	Trustee

NOAH MALONE MITCHELL, 4th TRUST #2005

By:	/s/ Barbara A. Pope
Name:	Barbara A. Pope
Title:	Trustee

[Signature Page to Rollover Contribution Agreement]

/s/ Stevenson Briggs Mitchell
STEVENSON BRIGGS MITCHELL

KMF INVESTMENTS PARTNERS, LP

By:	/s/ Jonathon Fite
Name:	Jonathon Fite
Title:	Managing Partner

WEST INVESTMENT HOLDINGS, LLC

By:	/s/ Randy Rochman
Name:	Randy Rochman
Title:	CEO, West Family Investment, Inc., its Manager

/s/ Randy Rochman
RANDY ROCHMAN

/s/ Betsy Rochman
BETSY ROCHMAN

[Signature Page to Rollover Contribution Agreement]

SCHEDULE A

Transferor Name and Address	Contributed Shares	Cash Contribution	Number of Units
Longfellow Energy, LP 16803 Dallas Parkway Addison, Texas 75001	Series A Preferred: 533,000	$57,871.88 + $0.0752334419109663000000 per Common Share	57,871.88
Dalea Partners, LP 16803 Dallas Parkway Addison, Texas 75001	Series A Preferred: 42,000	$4,560.26 + $0.0059283387622149800000 per Common Share	4,560.26
Alexandria Nicole Mitchell Trust #2005 Barbara A. Pope, Trustee PO Box 1557 Pottsboro, Texas 75076	Series A Preferred: 41,000	$4,451.68 + $0.0057871878393051000000 per Common Share	4,451.68
Elizabeth Lee Mitchell Trust #2005 Barbara A. Pope, Trustee PO Box 1557 Pottsboro, Texas 75076	Series A Preferred: 41,000	$4,451.68 + $0.0057871878393051000000 per Common Share	4,451.68
Noah Malone Mitchell 4th Trust #2005 Barbara A. Pope, Trustee PO Box 1557 Pottsboro, Texas 75076	Series A Preferred: 41,000	$4,451.68 + $0.0057871878393051000000 per Common Share	4,451.68
Stevenson Briggs Mitchell 810 Christopher Street Austin, Texas 78704	Series A Preferred: 41,000	$4,451.68 + $0.0057871878393051000000 per Common Share	4,451.68
KMF Investments Partners, LP Attn: Jonathon Fite Managing Partner 3110 Montecito Drive Denton, Texas 76205	Series A Preferred: 67,000	$7,274.70 + $0.0094571118349620000000 per Common Share	7,274.70
West Investment Holdings, LLC Attn: Randy Rochman Attn: Andrea Dawkins 1603 Orrington Avenue Suite 810 Evanston, Illinois 60201	Series A Preferred: 100,000	$10,857.76 + $0.0141150922909881000000 per Common Share	10,857.76
Randy & Betsy Rochman 1603 Orrington Avenue Suite 810 Evanston, Illinois 60201	Series A Preferred: 15,000	$1,628.66 + $0.0021172638436482100000 per Common Share	1,628.66